          EXHIBIT 11 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share loss)



                                          Three Months                      Three Months
                                      Ended March 29, 1998              Ended March 30, 1997
                                    ------------------------           -----------------------
                                       Basic       Diluted               Basic       Diluted
                                    -----------  -----------           ----------  -----------
Average shares outstanding              9,185        9,185                8,732        8,732

Effect of dilutive stock options            0            0                    0            0
                                    -----------  -----------           ----------  -----------
            Totals                      9,185        9,185                8,732        8,732
                                    ===========  ===========           ==========  ===========

   Net loss                         $ (14,214)   $ (14,214)            $ (9,634)   $  (9,634)
                                    ===========  ===========           ==========  ===========

   Loss per share                   $ (  1.55)   $ (  1.55)            $ ( 1.10)   $  ( 1.10)
                                    ===========  ===========           ==========  ===========

Prior period loss per share and average shares outstanding have been restated to conform with SFAS No. 128 (see "Note 2"). The restatement did not materially impact loss per share as previously reported.